Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 10, 2014

by and among

FIRST CITIZENS BANC CORP,

FC MERGER CORP.

and

TCNB FINANCIAL CORP.

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ARTICLE VII – CONDITIONS TO CONSUMMATION OF THE MERGER		44
7.01	Conditions to Each Party’s Obligation to Effect the Merger	44
7.02	Conditions to Obligation of TCNB	44
7.03	Conditions to Obligation of First Citizens and Merger Corp.	45
ARTICLE VIII – TERMINATION		47
8.01	Termination	47
8.02	Effect of Termination; Enforcement of Agreement	48
ARTICLE IX – MISCELLANEOUS		48
9.01	Survival	48
9.02	Waiver; Amendment	48
9.03	Counterparts	48
9.04	Governing Law	48
9.05	Expenses	49
9.06	Notices	49
9.07	Entire Understanding; No Third-Party Beneficiaries	50
9.08	Interpretation; Effect	50
9.09	Waiver of Jury Trial	50

EXHIBIT A	Form of Bank Merger Agreement

EXHIBIT B	Form of Voting Agreement

EXHIBIT C	Form of Consulting Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 10, 2014, is made and entered into by and among First Citizens Banc Corp, an Ohio corporation (“First Citizens”), FC Merger Corp., an Ohio corporation (“Merger Corp.”), and TCNB Financial Corp., an Ohio corporation (“TCNB”) (Merger Corp. and TCNB are sometimes hereinafter collectively referred to as the “Constituent Corporations”).

WITNESSETH:

WHEREAS, First Citizens is a registered financial holding company and owns all of the outstanding shares of The Citizens Banking Company, an Ohio bank (“Citizens Bank”), and Merger Corp.;

WHEREAS, TCNB is a registered bank holding company and owns all of the outstanding shares of The Citizens National Bank of Southwestern Ohio, a national bank (“National Bank”);

WHEREAS, the Boards of Directors of First Citizens, Merger Corp. and TCNB have each determined that it is in the best interests of their respective corporations and shareholders for Merger Corp. to merge with and into TCNB (the “Merger”), and immediately thereafter for the surviving corporation to merge with and into First Citizens, upon the terms and subject to the conditions of this Agreement;

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Merger Corp. will cease to have a separate corporate existence, First Citizens will acquire all of the issued and outstanding shares of capital stock of TCNB as the surviving corporation, and the shareholders of TCNB will receive from First Citizens in exchange for each common share, without par value, of TCNB, an amount in cash calculated in accordance with the terms of this Agreement; and

WHEREAS, promptly following the merger of the surviving corporation in the Merger with and into First Citizens, National Bank will merge with and into Citizens Bank;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, First Citizens, Merger Corp. and TCNB, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.05(a).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Bank Merger” has the meaning set forth in Section 2.01(c).

“Bank Merger Agreement” has the meaning set forth in Section 2.01(c).

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Citizens Bank” has the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Constituent Corporations” has the meaning set forth in the preamble to this Agreement.

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“Current TCNB D&O Policy” has the meaning set forth in Section 6.18(b).

“Derivative Transactions” has the meaning set forth in Section 5.03(r).

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any TCNB Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.

“DOL” has the meaning set forth in Section 5.03(m)(iv).

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means American Stock Transfer & Trust Company, LLC, or any successor transfer agent for the First Citizens Common Shares.

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“FDIA” has the meaning set forth in Section 5.03(y).

“FDIC” means the Federal Deposit Insurance Corporation.

“Finance Laws” has the meaning set forth in Section 5.03(j)(iv).

“First Citizens” has the meaning set forth in the preamble to this Agreement.

“First Citizens Articles” means the Articles of Incorporation of First Citizens, as amended.

“First Citizens Board” means the Board of Directors of First Citizens.

“First Citizens Code” means the Code of Regulations of First Citizens, as amended.

“First Citizens Common Shares” means the common shares, without par value, of First Citizens.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality, including, without limitation, any Regulatory Authority.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Information” has the meaning set forth in Section 6.16.

“Intellectual Property” has the meaning set forth in Section 5.03(bb)(vi).

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Knowledge” means, with respect to First Citizens, the knowledge of any officer of First Citizens and/or Citizens Bank with the title of not less than senior vice president and, with respect to TCNB, the knowledge of any officer of TCNB and/or National Bank with the title of not less than vice president. An officer shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to First Citizens or TCNB, as the context may require, any effect that (i) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of First Citizens and its Subsidiaries taken as a whole, or TCNB and National Bank taken as a whole, respectively, or (ii) would materially impair the ability of either First Citizens or TCNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the effects primarily arising out of, relating to or resulting from (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes in GAAP or regulatory accounting requirements, (c) changes in global, national or regional political conditions or general economic or market conditions (including changes in credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries; (d) failure to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, (e) the public disclosure of the Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (g) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; or (h) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Merger Corp.” has the meaning set forth in the preamble to this Agreement.

“National Bank” has the meaning set forth in the recitals to this Agreement.

“OCC” means The Office of the Comptroller of the Currency.

“ODFI” means the Ohio Division of Financial Institutions.

“OGCL” means the Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Outstanding Options” has the meaning set forth in Section 5.03(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Phase I” has the meaning set forth in Section 4.01(t).

“Previously Disclosed” by TCNB shall mean information set forth in the Disclosure Schedule.

“RECs” has the meaning set forth in Section 4.01(t).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).

“Resulting Bank” has the meaning set forth in Section 2.01(c).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument, the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Surviving Corporation Merger” has the meaning set forth in Section 2.01(b).

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority whether arising before, on or after the Effective Date, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” means any return, amended return, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“TCNB” has the meaning set forth in the preamble to this Agreement.

“TCNB 401(k) Plan” has the meaning set forth in Section 6.10(c).

“TCNB Articles” means the Articles of Incorporation of TCNB, as amended.

“TCNB Board” means the Board of Directors of TCNB.

“TCNB Certificates” has the meaning set forth in Section 3.02(a).

“TCNB Code” means the Code of Regulations of TCNB, as amended.

“TCNB Common Shares” means the common shares, without par value, of TCNB.

“TCNB Dissenting Share” has the meaning set forth in Section 3.02(h).

“TCNB’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“TCNB Governing Documents” means the TCNB Articles and the TCNB Code.

“TCNB Meeting” has the meaning set forth in Section 6.02.

“TCNB Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“Treasury Regulations” means the Treasury Department regulations promulgated under the Code.

“Treasury Shares” shall mean TCNB Common Shares held by TCNB or National Bank other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit B entered into as of the date hereof by and among First Citizens and certain shareholders of TCNB.

ARTICLE II

The Merger

2.01 Merger Transactions.

(a) The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Corp. shall merge with and into TCNB in accordance with the OGCL. TCNB shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to TCNB immediately after the Effective Time. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted in the manner provided in Article III. At the Effective Time:

(i) the TCNB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation;

(ii) the TCNB Code, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation, except that the number of directors of the Surviving Corporation shall be three and each such individual shall serve as a director of the Surviving Corporation for a term expiring at the next annual meeting of the shareholders of the Surviving Corporation to be held after the Effective Time;

(iii) the directors of Merger Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation;

(iv) each individual who is an officer of Merger Corp. immediately prior to the Effective Time shall be an officer of the Surviving Corporation holding the same office as held with Merger Corp. immediately prior to the Effective Time, and no other individual shall be an officer of the Surviving Corporation after the Effective Time; and

(v) the Merger shall have the effects prescribed in the OGCL.

(b) The Surviving Corporation Merger. Immediately following the Merger, First Citizens shall cause the Surviving Corporation to merge with and into First Citizens (the “Surviving Corporation Merger”), with First Citizens surviving the Surviving Corporation Merger and continuing its existence as an Ohio corporation, and the separate existence of TCNB, as the Surviving Corporation, shall cease.

(c) The Bank Merger. At the time specified by Citizens Bank in its certificate of merger filed with the OSS (which shall not be earlier than the effective time of the Surviving Corporation Merger), National Bank shall merge with and into Citizens Bank (the “Bank Merger”) pursuant to a merger agreement (the “Bank Merger Agreement”), in the form attached hereto as Exhibit A, to be executed by National Bank and Citizens Bank and filed with the ODFI, the OCC and the OSS. Upon the consummation of the Bank Merger, the separate corporate existence of National Bank shall cease and Citizens Bank shall survive the Bank Merger and continue to exist as a state bank (Citizens Bank, as the resulting bank in the Bank Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of National Bank shall cease.

(d) Option to Change Method of Mergers. First Citizens may at any time prior to the Effective Time change the method of effecting the Merger, the Surviving Corporation Merger and/or the Bank Merger (including, without limitation, the provisions of this Article II), if and to the extent First Citizens deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration; (ii) adversely affect the Tax consequences to the TCNB shareholders as a result of receiving the Merger Consideration; or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. TCNB, if requested by First Citizens, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 Effectiveness of Merger. The Merger shall become effective upon the later to occur of the following: (a) the filing of a certificate of merger with the OSS; and (b) such later date and time as may be set forth in such certificate of merger filed with the OSS. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, First Citizens and TCNB shall cause the effective date of the Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III

Conversion of Shares; Exchange Procedures

3.01 Conversion of TCNB Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the outstanding TCNB Common Shares shall be converted as provided in this Section 3.01.

(a) Merger Consideration. Subject to 3.02, each TCNB Common Share issued and outstanding immediately prior to the Effective Time (excluding Treasury Shares and TCNB Dissenting Shares) shall be converted into the right to receive $23.50 in cash (the “Cash Amount”). The “Merger Consideration” shall be equal to the product of (i) the Cash Amount and (ii) the number of TCNB Common Shares issued and outstanding immediately prior to the Effective Time.

(b) Cancellation of Shares. After the Effective Time, all such TCNB Common Shares shall no longer be outstanding and each certificate previously representing any TCNB Common Shares shall be surrendered for the Cash Amount in consideration therefor, without interest. At the Effective Time, holders of TCNB Common

Shares shall cease to be, and shall have no rights as, shareholders of TCNB, other than (a) to receive any dividend or other distribution with respect to such TCNB Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III and (c) dissenters’ rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of TCNB or the Surviving Corporation of any TCNB Common Shares.

(c) Treasury Shares. TCNB Common Shares held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.02 Surrender of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, First Citizens shall deposit, or shall cause to be deposited, with Exchange Agent, for the benefit of the holders of certificates formerly representing TCNB Common Shares (“TCNB Certificates”), for exchange in accordance with this Article III, cash in the amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding TCNB Common Shares.

(b) Surrender Procedures. As promptly as practicable within five (5) business days after the Effective Time, First Citizens shall cause the Exchange Agent to mail to each holder of record of TCNB Common Shares immediately prior to the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the TCNB Certificates shall pass, only upon delivery of such TCNB Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as First Citizens may reasonably specify) and (ii) instructions for use in effecting the surrender of the TCNB Certificates in exchange for the Cash Amount. Upon surrender by such holder of a TCNB Certificate or Certificates evidencing all TCNB Common Shares standing in such holder’s name for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such TCNB Certificate or Certificates shall be entitled to receive in exchange therefor an amount of cash, payable by check, equal to the product of (y) the Cash Amount and (z) the number of TCNB Common Share evidenced by the TCNB Certificate or Certificates surrendered by such holder pursuant to the provisions of this Article III, and the TCNB Certificate or Certificates so surrendered shall forthwith be canceled. First Citizens shall cause the Exchange Agent to mail the check in respect of the Cash Amount by U.S. mail, postage prepaid, promptly following receipt of all required documentation. In the event of a transfer of ownership of TCNB Common Shares which is not registered in the transfer records of TCNB, a check in respect of the Cash Amount may be issued to a transferee if the TCNB Certificate representing such TCNB Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02(b), each TCNB Certificate shall be deemed at any time after the Effective Time for all corporate purposes (except as provided in Section 3.02(c)) to represent only the right to receive upon such surrender the Cash Amount and any unpaid dividend or other distribution with respect to such TCNB Common Shares with a record date occurring prior to the effective time as contemplated by this Section 3.02, without interest.

(c) No Further Ownership Rights. The Cash Amount paid pursuant to this Section 3.02 shall be deemed to have been issued in full satisfaction of all rights pertaining to such TCNB Common Shares, subject, however, to the obligation of the Surviving Corporation and First Citizens to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by TCNB on such TCNB Common Shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. If, after the Effective Time, TCNB Certificates are presented to First Citizens for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of TCNB on the date that is six (6) months after the Effective Time shall be paid to First Citizens. Any shareholders of TCNB who have not theretofore complied with this Article III shall thereafter look only to First Citizens for payment of their claim of the Cash Amount, without any interest thereon.

(e) No Liability. Neither First Citizens nor the Exchange Agent shall be liable to any former holder of TCNB Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(f) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any TCNB Certificate for surrender to the Exchange Agent in accordance with this Article III:

(i) Evidence to the reasonable satisfaction of First Citizens that such TCNB Certificate has been lost, wrongfully taken, or destroyed;

(ii) A bond in such amount as First Citizens or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation, First Citizens and/or the Exchange Agent with respect to such TCNB Certificate; and

(iii) Evidence to the reasonable satisfaction of First Citizens that such person was the owner of the TCNB Common Shares represented by each such TCNB Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such TCNB Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any TCNB Common Shares represented by any TCNB Certificate has been acquired by a bona fide purchaser, shall deliver to such person the Cash Amount that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed TCNB Certificate.

(g) Waiver. The Surviving Corporation or First Citizens may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of the Surviving Corporation’s or First Citizens’ rights thereafter to withhold any such payment, delivery or distribution in the case of any other Person.

(h) TCNB Shareholders’ Dissenters’ Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding TCNB Common Share shall properly exercise dissenters’ rights with respect thereto in accordance with Section 1701.85 of the OGCL (a “TCNB Dissenting Share”), then:

(i) Each such TCNB Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and

(ii) Each Person perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL, and neither First Citizens nor the Surviving Corporation shall be required to deliver any cash payments to such person in substitution for any such TCNB Dissenting Share in accordance with this Agreement; provided, however, that, if any such person shall have failed to perfect or shall withdraw or lose such holder’s rights under Division (D) of Section 1701.85 of the OGCL, each such holder’s TCNB Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Cash Amount, without any interest thereon, pursuant to Section 3.01.

No holder of TCNB Dissenting Shares shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a holder of TCNB Dissenting Shares shall be invalid.

3.03 Conversion of Outstanding Options. At the Effective Time, all Outstanding Options shall be cancelled and extinguished and converted into the right to receive an amount of cash equal to the product of (a) (i) $23.50 minus (ii) the exercise price of the Outstanding Option, multiplied by (b) the number of TCNB Common Shares subject to the unexercised portion of such Outstanding Option. First Citizens or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.03 to any holder of Outstanding Options such amounts as First Citizens or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Regulations, or any other provision of federal, state, local or foreign Tax laws. To the extent that amounts are so withheld and paid over to the appropriate Tax authority by First Citizens or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Outstanding Options in respect of which such deduction and withholding were made.

3.04 Merger Corp. Shares. Each common share of Merger Corp. (“Merger Corp. Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one common share, without par value, of the Surviving Corporation.

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of TCNB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of First Citizens, TCNB shall not, and shall cause National Bank not to:

(a) Ordinary Course. Conduct the business of TCNB and National Bank other than in the ordinary and usual course consistent with past practice, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(b) Capital Stock. Other than pursuant to Rights outstanding on the date hereof as Previously Disclosed, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional TCNB Common Shares or any Rights, or enter into any agreement with respect to the foregoing, except for the issuance of TCNB Common Shares pursuant to the exercise of Outstanding Options as of the date of this Agreement, or (ii) permit any additional TCNB Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock other than a 2014 annual cash dividend on the TCNB Common Shares in an amount not to exceed $0.15 per share to be declared and paid on or before December 31, 2014, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. (i) Hire any full-time employees, other than replacement employees for positions then existing, (ii) enter into or amend or renew any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, officer or employee of TCNB or National Bank or (iii) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except, in each case, (A) as Previously Disclosed or as contemplated by this Agreement (including, without limitation, as contemplated by Section 6.10 of this Agreement), (B) for changes that are required by applicable law, or (C) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans. Except as contemplated by this Agreement, enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of TCNB or National Bank, or take any action to accelerate the payment of benefits, or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Except to the extent necessary to enable TCNB to comply with its fiduciary duties and to take the actions permitted under Section 6.05 of this Agreement in connection with an unsolicited Acquisition Proposal, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any real property or all or any portion of the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the TCNB Governing Documents or the charter or bylaws (or similar governing documents) of National Bank.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice, or to the extent necessary to enable TCNB to comply with its fiduciary duties and to take the actions permitted under Section 6.05 of this Agreement in connection with an unsolicited Acquisition Proposal, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

(k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that does not exceed $10,000.

(l) [Reserved.]

(m) Risk Management. Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Indebtedness. Borrow or agree to borrow any funds, including, without limitation, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any Person.

(o) Indirect Loans. Make or purchase any indirect or brokered loans, or enter into any loan participations with any other banks.

(p) Capital Expenditures. Except as Previously Disclosed, make any capital expenditure or capital additions or improvements other than in the ordinary and usual course of business consistent with past practice.

(q) Loan Restrictions. (i) Establish any new lending programs or make any changes in which Persons may approve loans; or (ii) originate or issue a commitment to originate any loan other than in the ordinary and usual course of business and in accordance with the loan policies and procedures in effect as of the date of this Agreement.

(r) Taxes. (i) Fail to prepare or file (or cause to be prepared or filed) in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change, adopt or revoke any Tax election or Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing).

(s) Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t) Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTME 1527-05 thereon (“Phase I”) which indicates that the property is free of Recognized Environmental Conditions (“RECs”) (of any type, including, but not limited to, historical RECs and de minimus RECs), wetlands and Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless TCNB has reason to believe such real property may contain any such Hazardous Material.

(u) Deposit Liabilities. (i) Cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business, or (ii) increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(v) Securities Transactions. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account, other than purchases in the ordinary and usual course of business of government securities with maturities of less than one year.

(w) Derivative Transactions. Enter into any Derivative Transactions.

(x) Commitments. Agree or commit to do any of the foregoing.

4.02 Forbearances of First Citizens. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of TCNB, neither First Citizens nor Merger Corp. shall knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, TCNB has delivered to First Citizens and Merger Corp. a disclosure schedule (the “Disclosure Schedule”), setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect. Further, for purposes of the representations and warranties of TCNB contained herein, disclosure in any section of a Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by TCNB calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable.

5.02 Standard. No representation or warranty of TCNB, First Citizens or Merger Corp. contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

5.03 Representations and Warranties of TCNB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of the Disclosure Schedule corresponding to the relevant section below, TCNB hereby represents and warrants to First Citizens and Merger Corp. that the following are true and correct:

(a) Organization, Standing and Authority. TCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. TCNB is registered as a bank holding company under the BHCA. National Bank is a national banking association duly organized and validly existing under the laws of the United States of America. National Bank is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of TCNB. As of the date of this Agreement, the authorized capital stock of TCNB consists solely of (i) 2,000,000 TCNB Common Shares, of which 733,000 shares are outstanding; and 200,000 preferred shares, of which none are outstanding. As of the date hereof, no Treasury Shares were held by TCNB or otherwise owned by TCNB or National Bank. As of the date hereof, 3,500 TCNB Common Shares were reserved for issuance upon the exercise of outstanding stock options (“Outstanding Options”) granted under the TCNB Financial Corp. 2007 Equity Incentive Plan. Section 5.03(b) of the Disclosure Schedule contains a schedule of Outstanding Options setting forth the name of each holder, the number of TCNB Common Shares subject to Outstanding Options, the vesting dates, the grant dates, the expiration dates and the exercise prices for all Outstanding Options. The outstanding TCNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule and except for the Outstanding Options, (A) there are no shares of TCNB Common Shares authorized and reserved for issuance, (B) TCNB does not have any Rights issued or outstanding with respect to TCNB Common Shares, and (C) TCNB does not have any commitment to authorize, issue or sell any TCNB Common Shares or Rights, except pursuant to this Agreement.

(c) Subsidiaries.

(i)(A) National Bank is the only Subsidiary of TCNB, (B) TCNB owns all of the issued and outstanding equity securities of National Bank, (C) no equity securities of National Bank are or may become required to be issued (other than to TCNB) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which National Bank is or may be bound to sell or otherwise transfer any equity securities of National Bank (other than to TCNB), (E) there are no contracts, commitments, understandings, or arrangements relating to TCNB’s rights to vote or to dispose of such securities and (F) all of the equity securities of National Bank held by TCNB are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by TCNB free and clear of any Liens.

(ii) Except as Previously Disclosed, TCNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than National Bank.

(d) Corporate Power; Authorized and Effective Agreement. Each of TCNB and National Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite number of outstanding TCNB Common Shares entitled to vote thereon (the “TCNB Shareholder Adoption”) and the approval of this Agreement and the transactions contemplated hereby by applicable Regulatory Authorities, TCNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and National Bank has the corporate power and authority to consummate the Bank Merger in accordance with the terms of this Agreement and the Bank Merger Agreement.

(e) Corporate Authority. Subject to the TCNB Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of TCNB and the TCNB Board prior to the date of this Agreement. The Bank Merger Agreement, when executed by National Bank, shall have been approved by the Board of Directors of National Bank and by TCNB, as the sole shareholder of National Bank. This Agreement is a valid and legally binding obligation of TCNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by TCNB or National Bank in connection with the execution, delivery or performance by TCNB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger and the Bank Merger, except for (A) the filing of applications, notices and the Bank Merger Agreement, as applicable, with federal and state banking authorities to approve the transactions contemplated by this Agreement, (B) the filing of the Certificate of Merger with the OSS pursuant to the OGCL, and (C) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, TCNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the TCNB Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Bank Merger, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of TCNB or of National Bank or to which TCNB or National Bank or their respective properties are subject or bound, (B) constitute a breach or violation of, or a default under, the TCNB Articles or the TCNB Code or the governing documents of National Bank, (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Material Adverse Effect. Except as Previously Disclosed;

(i) TCNB has delivered or will deliver to First Citizens (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2010, 2011, 2012 and 2013, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such date, including the footnotes thereto and the report prepared with respect thereto by Crowe Horwath LLP, TCNB’s independent registered public accounting firm, and (b) unaudited consolidated financial statements for the interim period ended July 31, 2014, consisting of balance sheets and the related statements of income (collectively, “TCNB’s Financial Statements”). TCNB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the consolidated financial position of TCNB as of the dates thereof and the results of operations and cash flows for the periods indicated, except in the case of the interim financial statements, normal year-end adjustments and the absence of notes thereto. Except as set forth in TCNB’s Financial Statements, TCNB and National Bank have no liabilities or obligations as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on TCNB or National Bank.

(ii) Since December 31, 2013, TCNB and National Bank have not incurred any material liability not disclosed in TCNB’s Financial Statements.

(iii) Since December 31, 2013, (A) TCNB and National Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to TCNB.

(iv) Management of TCNB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles consistently applied, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of TCNB and National Bank; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles consistently applied, and that receipts and expenditures of TCNB and National Bank are being made only in accordance with authorizations of management and directors of TCNB and National Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of TCNB and National Bank that could have a material effect on the financial statements. TCNB has provided to First Citizens access to all documentation related to TCNB’s internal control over financial reporting. Since December 31, 2013, neither TCNB nor National Bank nor, to TCNB’s Knowledge, any director, officer, employee, auditor, accountant or representative of TCNB or

National Bank, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TCNB or National Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TCNB or National Bank has engaged in questionable accounting or auditing practices.

(h) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against TCNB or National Bank and, to TCNB’s Knowledge, no such litigation, claim or other proceeding has been threatened. Except as Previously Disclosed, there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against TCNB or National Bank.

(i) Regulatory Matters.

(i) Neither TCNB nor National Bank is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Board of Governors of the Federal Reserve System and the FDIC) (collectively, the “Regulatory Authorities”).

(ii) Neither TCNB nor National Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance with Laws. Each of TCNB and National Bank:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to TCNB’s knowledge, no suspension or cancellation of any of them is threatened;

(iii) has not received, since January 1, 2012, any notification or communication from any Governmental Authority (A) asserting that TCNB or National Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to TCNB’s Knowledge, do any grounds for any of the foregoing exist); and

(iv) since January 1, 2012, has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, applicable state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity; and there is no pending or, to the Knowledge of TCNB, threatened charge by any Governmental Authority that TCNB or National Bank has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

(k) Material Contracts; Defaults.

(i) Except as Previously Disclosed, neither TCNB nor National Bank is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $5,000 in any one case or $25,000 in the aggregate in any period of twelve (12) consecutive months;

(B) Any contract relating to any direct or indirect indebtedness of TCNB or National Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $5,000 in any one case or $25,000 in the aggregate in any period of twelve (12) consecutive months;

(C) Any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of TCNB or National Bank;

(D) Any contract containing covenants limiting the freedom of TCNB or National Bank to compete in any line of business or with any Person or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of TCNB’s or National Bank’s current or former directors, officers, employees or consultants;

(G) Any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H) Any contract with any director, officer, employee or consultant of TCNB or National Bank or any Associate of any such director, officer, employee or consultant, or any arrangement under which TCNB or National Bank has advanced or loaned any amount to any of their respective directors, officers, employees and consultants or any of their respective Associates;

(I) Any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J) Other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of TCNB or National Bank;

(K) Any contract that requires the payment of royalties;

(L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on the business of TCNB or National Bank as presently conducted;

(M) Any contract pursuant to which TCNB or National Bank has any obligation to share revenues or profits derived from TCNB or National Bank with any other Person;

(N) Any contract between (i) TCNB or National Bank, on the one hand, and any officer, director, employee or consultant of TCNB or National Bank, on the other hand, and (ii) TCNB or National Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of TCNB or National Bank, on the other hand; and

(O) Any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate in any period of twelve (12) consecutive months or which is otherwise not in the ordinary course of business.

(ii) “Material Contracts” shall mean those contracts listed or required to be listed on the Disclosure Schedule under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to First Citizens. Except as set forth in the Disclosure Schedule, all of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to TCNB or National Bank, as the case may be, and (B) to the Knowledge of TCNB, as to the other parties to such Material Contracts. Except as Previously Disclosed, TCNB and/or National Bank, as applicable, and to the Knowledge of TCNB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Except as Previously Disclosed neither TCNB nor National Bank, and to the Knowledge of TCNB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither TCNB nor National Bank, and to the Knowledge of TCNB, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither TCNB nor National Bank has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of TCNB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(l) Brokerage and Finder’s Fees. Except as Previously Disclosed, TCNB has not employed any broker or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or similar form of compensation in connection with this Agreement or the transactions contemplated by this Agreement.

(m) Employee Benefit Plans. Except as Previously Disclosed,

(i) Section 5.03(m) of the Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control and severance agreements and all similar practices, policies and arrangements, whether written or oral, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of TCNB or National Bank participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which TCNB or National Bank has any present or future liability (the “Compensation and Benefit Plans”). Neither TCNB nor National Bank has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan except as contemplated by this Agreement and except as may be required to maintain the qualified status thereof. No Compensation and Benefit Plan holds any TCNB Common Shares. Section 5.03(m) of the Disclosure Schedule contains a list of all outstanding vacation and sick days which have been accrued and/or earned by each Employee but unused as of the date hereof.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from IRS on which TCNB is entitled to rely, and TCNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or opinion letter. There is no material pending or, to the Knowledge of TCNB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither TCNB nor National Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject TCNB or National Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of TCNB, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by TCNB or National Bank with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with TCNB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of TCNB, National Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan.

(iv) To the Knowledge of TCNB, there is no pending investigation or enforcement action by the U.S. Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(v) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which TCNB or National Bank was or is a party have been timely made or have been reflected on TCNB’s financial statements.

(vi) Except as Previously Disclosed, neither TCNB nor National Bank has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by TCNB or National Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vii) TCNB and National Bank do not maintain any Compensation and Benefit Plans covering foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(viii) With respect to each Compensation and Benefit Plan, if applicable, TCNB has provided or made available to First Citizens true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (J) all contracts with third-party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan; and (K) material correspondence with the DOL or the IRS.

(ix) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(x) Neither TCNB nor National Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury Department regulations issued thereunder.

(xi) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of First Citizens, Merger Corp., TCNB, National Bank or Citizens Bank, or any of their respective Subsidiaries, will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of TCNB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(n) Labor Matters. Neither TCNB nor National Bank is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is TCNB or National Bank the subject of a proceeding asserting that TCNB or National Bank has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel TCNB or National Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or National Bank pending or, to TCNB’s knowledge, threatened, nor is TCNB aware of any activity involving TCNB’s or National Bank’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity. TCNB and National Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o) Takeover Laws. TCNB has taken all action required to be taken by TCNB in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, such Takeover Laws of the State of Ohio; and (ii) any applicable provisions of the TCNB Governing Documents and/or the governing documents of National Bank.

(p) Environmental Matters. Neither the conduct nor the operation of TCNB or National Bank nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to TCNB’s Knowledge, no condition exists, has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To TCNB’s Knowledge, neither TCNB nor National Bank has received any notice from any person or entity that TCNB or National Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by either of them is or was in violation of or otherwise is alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i)(A) All Tax Returns required to be filed by or with respect to TCNB and National Bank have been duly and timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of TCNB or National Bank. TCNB has made available to First Citizens true and correct copies of the United States federal income Tax Returns filed by TCNB and National Bank for each of the three (3) most recent

Tax years. Neither TCNB nor National Bank has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in TCNB’s Financial Statements other than those that have arisen in the ordinary course of business since July 31, 2014. The accruals for Taxes reflected in TCNB’s Financial Statements are adequate for the periods covered thereby. There are no Liens for Taxes upon the assets of TCNB or National Bank other than Liens for current Taxes not yet due and payable.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii) TCNB and National Bank have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) No claim has ever been made by any Governmental Authority in a jurisdiction where TCNB or National Bank does not file Tax Returns that TCNB or National Bank is or may be subject to Tax by that jurisdiction nor, to the Knowledge of TCNB, is there any factual basis for any such claim.

(v) Neither TCNB nor National Bank has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi) Except as Previously Disclosed, neither TCNB nor National Bank has been audited by any Governmental Authority for Tax years ending on or subsequent to December 31, 2008, and, to the Knowledge of TCNB, no such audit or other proceeding has been threatened. Except as Previously Disclosed, no Governmental Authority has asserted, is now asserting, or, to the Knowledge of TCNB, is threatening to assert against TCNB or National Bank any deficiency or claim for additional Taxes.

(vii) Neither TCNB nor National Bank is a party to any Tax allocation or sharing agreement, nor do TCNB or National Bank have any liability for the Taxes of any person (other than TCNB or National Bank) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(viii) Neither TCNB nor National Bank has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency.

(ix) Neither TCNB nor National Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the

Effective Date; (ii) use of an improper method of accounting for a Tax period ending at or prior to the Effective Time; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (v) installment sale or open transaction disposition made on or prior to the Effective Date; or (vi) prepaid amount received on or prior to the Effective Date.

(x) Neither TCNB nor National Bank has ever been a member of an affiliated group of corporations, other than an affiliated group of which TCNB is or was the common parent.

(xi) Neither TCNB nor National Bank has filed an election under Section 338(g) or 338(h)(10) of the Code.

(xii) Neither TCNB nor National Bank owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

(xiii) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which TCNB or National Bank is a party that could be treated as a partnership for Tax purposes.

(xiv) Neither TCNB nor National Bank has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xv) Neither TCNB nor National Bank has participated in a listed transaction within the meaning of Reg. Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and neither TCNB nor National Bank has been notified of, or to TCNB’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations.

(r) Risk Management Instruments. Neither TCNB nor National Bank is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements (collectively, “Derivative Transactions”).

(s) Books and Records. The books of account, minute books, stock record books, and other records of TCNB and National Bank, all of which have been or will be made available to First Citizens, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of TCNB and National Bank, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of TCNB and National Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of TCNB and National Bank through June 30, 2014, and no meeting of any such shareholders, Board of Directors, or committee has been held prior to such date for which minutes have been prepared and are not contained in such minute books, except for the minutes of the meetings of TCNB’s Board of Directors relating to the process leading to this Agreement and the transactions contemplated hereunder.

(t) Insurance. The Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by TCNB and National Bank, and all open claims thereunder. TCNB and National Bank are insured against such risks and in such amounts as the management of TCNB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; TCNB and National Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Properties. Section 5.03(u) of the Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by TCNB or National Bank and used in the business of TCNB or National Bank. TCNB and National Bank have good and (with respect to real property) marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on TCNB’s Financial Statements as being owned by TCNB (on a consolidated basis) as of July 31, 2014, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which TCNB or National Bank, as lessee, leases real or personal property (except for leases that have expired by their terms or that TCNB or National Bank has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to TCNB’s Knowledge, the lessor.

(v) Loans; Certain Transactions. Each loan reflected as an asset in TCNB’s Financial Statements as of July 31, 2014, and each balance sheet date subsequent thereto, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. Except as Previously Disclosed, as of July 31, 2014, National Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of TCNB or National Bank or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by National Bank and that are subject to 12 C.F.R. Part 31, comply therewith.

(w) Allowance for Loan Losses. Except as set forth in Section 5.03(w) of the Disclosure Schedule, there is no loan which was made by National Bank and which is reflected as an asset of TCNB or National Bank on TCNB’s Financial Statements that (i)(A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) or by management of TCNB or National Bank as “Substandard,” “Doubtful,” “Loss” or “Special Mention,” or (C) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on TCNB’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to TCNB and National Bank and was, as of the respective dates thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

(x) Repurchase Agreements. With respect to all agreements pursuant to which TCNB or National Bank has purchased securities subject to an agreement to resell, if any, TCNB or National Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y) Deposit Insurance. The deposits of National Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and National Bank has paid all assessments and filed all reports required by the FDIA.

(z) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Except as Previously Disclosed, TCNB is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause TCNB or National Bank to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999. TCNB is not aware of any facts or circumstances that would cause TCNB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause TCNB or National Bank to undertake any material remedial action. National Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and National Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa) CRA Compliance. Neither TCNB nor National Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and National Bank has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination. Neither TCNB nor National Bank knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause TCNB or National Bank to receive notice of non-compliance with such provisions or cause the CRA rating of National Bank to fall below satisfactory.

(bb) Intellectual Property.

(i) Except as Previously Disclosed, (A) TCNB and National Bank own, or have all rights necessary to use (in each case, free and clear of any liens, obligations for royalties or transfer restrictions, except for licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements), all Intellectual Property (as defined below) used in or necessary for the conduct of their respective businesses as currently conducted; (B) with respect to each item of Intellectual Property owned or used by TCNB or National Bank immediately prior to the Effective Time: (I) such item is not, to the Knowledge of TCNB, subject to any outstanding injunction, judgment, order, decree, ruling, or charge to which TCNB or National Bank is a party; (II) to the Knowledge of TCNB, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which TCNB or National Bank is a party is pending, or, to the Knowledge of TCNB, is threatened, claimed or asserted which challenges the legality, validity, enforceability, use or ownership of such item; and (III) neither TCNB nor National Bank has agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to such item, excluding agreements to indemnify under licenses for commonly available software and pertaining to licenses to use interfaces or data that are contained in services agreements; and (C) to the Knowledge of TCNB, no Intellectual Property owned by TCNB or National Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(ii) To the extent that any Intellectual Property is held by TCNB or National Bank pursuant to any license, sublicense, agreement or permission (excluding licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements): (A) such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; and (B) to the Knowledge of TCNB, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(iii) With respect to all Intellectual Property of TCNB or National Bank which constitutes trade secrets, TCNB and National Bank have taken all reasonable security precautions to prevent disclosure or misuse of the item.

(iv) To the Knowledge of TCNB, neither TCNB nor National Bank has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties, and neither TCNB nor National Bank has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including without limitation any claim that TCNB or National Bank must license or refrain from using any Intellectual Property right of any party).

(v) Neither TCNB nor National Bank has granted any material license or other permission to any third party to use any of its Intellectual Property.

(vi) For purposes of this Agreement, “Intellectual Property” shall mean trademarks and service marks, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries that may be patentable, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrightable works; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(cc) Material Adverse Change. TCNB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2013, that has had, or is reasonably likely to have, a Material Adverse Effect on TCNB.

(dd) Absence of Undisclosed Liabilities. Except as Previously Disclosed, neither TCNB nor National Bank has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on TCNB on a consolidated basis, except as disclosed in TCNB’s Financial Statements.

(ee) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of First Citizens. Subject to Section 5.02, each of First Citizens and Merger Corp. hereby represents and warrants to TCNB that the following are true and correct:

(a) Organization, Standing and Authority. Each of First Citizens and Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. First Citizens is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. First Citizens is registered as a financial holding company under the BHCA.

(b) Ownership of TCNB Common Shares. As of the date of this Agreement, neither First Citizens nor Merger Corp. beneficially owns any of the outstanding TCNB Common Shares.

(c) Corporate Power. Each of First Citizens and Merger Corp. has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Subject to the approval of this Agreement and the transactions contemplated hereby by applicable Regulatory Authorities, each of First Citizens and Merger Corp. has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of First Citizens and Merger Corp. prior to the date hereof. This Agreement is a valid and legally binding agreement of First Citizens, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Bank Merger Agreement, when executed by Citizens Bank, shall have been approved by the Board of Directors of Citizens Bank and by First Citizens, as the sole shareholder of Citizens Bank.

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by First Citizens, Merger Corp. or Citizens Bank in connection with the execution, delivery or performance by First Citizens or Merger Corp. of this Agreement or the consummation of the transactions contemplated hereby, including the Merger and the Bank Merger, except for (A) the filing of applications, notices and the Bank Merger Agreement, as applicable, with federal and state banking authorities to approve the transactions contemplated by this Agreement, (B) the filing of the Certificate of Merger with the OSS pursuant to the OGCL; and (C) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, neither First Citizens nor Merger Corp. is aware of any reason the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and any required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of First Citizens or Merger Corp. or to which First Citizens or Merger Corp. or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the First Citizens Articles or First Citizens Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(f) Material Adverse Change. Neither First Citizens nor Merger Corp. has suffered a change in its business, financial condition or results of operations since July 31, 2014, that has had or could reasonably be expected to have a Material Adverse Effect on First Citizens or Merger Corp.

(g) Financial Ability to Perform. First Citizens and Merger Corp. have the financial wherewithal to perform their respective obligations under this Agreement. First Citizens’ and Merger Corp.’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.

(h) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of TCNB, First Citizens and Merger Corp. shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

6.02 TCNB Shareholder Approval. TCNB shall take, in accordance with applicable law and the TCNB Governing Documents, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by TCNB’s shareholders for consummation of the Merger (including any adjournment or postponement, the “TCNB Meeting”), as promptly as practicable following the execution of this Agreement. The TCNB Board shall recommend that its shareholders adopt this Agreement at the TCNB Meeting, unless otherwise necessary to fulfill the fiduciary duties of the TCNB Board, as determined by the TCNB Board in good faith after consultation with and based upon advice of independent legal counsel.

6.03 Press Releases. Upon the execution of this Agreement, First Citizens and TCNB shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of First Citizens and TCNB. Neither TCNB nor First Citizens will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required by applicable law or regulation or applicable rules of the NASDAQ Stock Market.

6.04 Access; Information.

(a) TCNB shall (and shall cause National Bank to) afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, First Citizens and its officers, employees, counsel, accountants and other authorized representatives such access, during normal business hours throughout the period prior to the Effective Time, to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and such other information as First Citizens may reasonably request and, during such period, (i) shall furnish promptly to First Citizens a copy of each material report, schedule and other documents filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable laws and regulations, and (ii) shall grant access to all other information concerning the business, properties and personnel of TCNB and National Bank as First Citizens may reasonably request. Without limiting the generality of the foregoing, TCNB and National Bank shall furnish to First Citizens, on a weekly basis, a new loan report identifying all loans and loan commitments originated, issued and/or renewed by National Bank during the prior week.

(b) TCNB shall invite two (2) representatives of First Citizens selected by First Citizens from time to time, which representatives shall be First Citizens directors and/or senior executive officers, to attend, solely as observers, any TCNB and National Bank directors’ meeting held following the receipt of all approvals of Regulatory Authorities contemplated by Section 7.01(b); provided, however, that in no event shall such First Citizens representatives be invited to or be permitted to attend any executive session of TCNB or National Bank’s Board of Directors or any meeting at which TCNB, in its sole discretion, determines that such attendance is inconsistent with the TCNB Board’s or the National Bank Board of Director’s fiduciary or regulatory obligations or confidentiality requirements.

(c) First Citizens shall not, and shall cause its Subsidiaries and representatives not to, use any information obtained pursuant to this Section 6.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and such information will be subject to the confidentiality provision of Section 6.16.

(d) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(e) During the period from the date of this Agreement to the Effective Time, TCNB shall promptly furnish First Citizens with copies of all monthly and other interim financial statements produced by TCNB and/or National Bank in the ordinary course of business as the same shall become available.

6.05 Acquisition Proposals; Break Up Fee.

(a) TCNB shall not, and shall cause National Bank and its and National Bank’s officers, directors, employees, advisors and other agents not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than First Citizens, relating to (i) any acquisition or purchase of all or substantially all of the assets of TCNB or National Bank or (ii) any merger, consolidation or business combination with TCNB or National Bank (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this section shall prohibit TCNB from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the TCNB Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of TCNB under applicable law and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, TCNB provides immediate written notice to First Citizens of such action, the identity of such Person and the substance of such Acquisition Proposal.

(b) In the event TCNB or National Bank executes a definitive agreement in respect of, or closes, an Acquisition Proposal, TCNB shall pay to First Citizens in immediately available funds the sum of $750,000 within ten (10) days after the earlier of such execution or closing.

6.06 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.07 Cooperation with Conversions. TCNB shall, and shall cause National Bank, to reasonably cooperate with First Citizens and its Subsidiaries in order to facilitate an orderly conversion and transition of the computer, data/item processing and other systems of National Bank to the systems of First Citizens and Citizens Bank upon the closing of the transactions contemplated by this Agreement.

6.08 Bank Merger. In the event that First Citizens shall request, TCNB shall take such actions, and shall cause National Bank to take such actions, as may reasonably be required in order to effect, at or after the Effective Time, the Bank Merger; provided, however, that the Bank Merger shall not take effect until after (a) the Merger and (b) the merger of the Surviving Corporation with and into First Citizens.

6.09 Regulatory Applications.

(a) First Citizens, Merger Corp. and TCNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare, within 45 days of execution of this Agreement, all applications and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10 Employment Matters; Employee Benefits.

(a) First Citizens acknowledges and agrees that it shall succeed to and assume all of the obligations of TCNB and/or National Bank under the terms and conditions of the Previously Disclosed existing employment contracts, as amended (or to be amended substantially in accordance with the terms of the amendments Previously Disclosed or otherwise agreed to by First Citizens), between TCNB and/or National Bank with each of Sebastian J. Melluzzo, Kay E. Sandusky and Brett T. Wierwille. Except as provided in the preceding sentence, it is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give TCNB employees any rights other than as employees at will under applicable law, and TCNB employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of TCNB who become employees of First Citizens as a result of the Merger shall, as determined by First Citizens, participate in either TCNB’s Compensation and Benefit Plans (for so long as First Citizens determines necessary or appropriate) or in the employee benefit plans sponsored by First Citizens for First Citizens’ employees (with credit for their years of service with TCNB for participation, vesting and benefit accrual purposes (but not for the accrual of benefits under any defined benefit plan)

under First Citizens’ applicable plans, including credit for years of service and for seniority under vacation, sick pay and other leave plans and programs). If the Effective Date is after December 31, 2014, then First Citizens shall permit any TCNB employees who become employees of First Citizens to carryover their 2015 accrued but unused vacation and sick leave to be used by such employees in 2015. In addition, to the extent TCNB employees participate in First Citizens’ group health plan (instead of continued participation in TCNB’s group health plan), First Citizens agrees to (i) waive all restrictions and limitations for pre-existing conditions under First Citizens’ group health plan, (ii) honor and recognize under such plan any deductible, co-payment and out-of-pocket expenses incurred by the TCNB employees and their dependents under TCNB’s group health plan during the portion of the plan year prior to participation in First Citizens’ group health plan, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the TCNB employees and their dependents on or after the Effective Date, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under TCNB’s group health plan prior to the Effective Date.

(b) In the event that, within 180 days after the Effective Date, a TCNB employee (other than a TCNB employee who has a written agreement with TCNB or National Bank which provides for severance benefits) is either terminated by First Citizens, other than for cause, or voluntarily terminates because of a material diminution in the employee’s base compensation or because the geographic location at which the employee must perform his or her services is changed by more than 30 miles from the primary location at which such employee performs services at the Effective Time, then, provided that such terminated TCNB employee has executed a final and binding general release of claims against TCNB, National Bank, First Citizens and Citizens Bank, such terminated TCNB employee shall be entitled to receive from First Citizens up to a maximum of twenty-six (26) weeks of severance pay based upon a formula of two (2) weeks’ base pay for each whole year of service, less applicable federal, state and local tax withholding. Such severance pay shall be paid by First Citizens in accordance with First Citizens’ regular payroll practices in the later of (i) the regular payroll cycle that immediately follows the regular payroll cycle in which the termination of employment occurs, or (ii) the regular payroll cycle in which the TCNB employee’s right to revoke the general release expires without the employee revoking the general release, provided that if the time period for executing the general release commences in one calendar year and ends in the following calendar year, then the lump sum severance shall be paid in the first practicable payroll cycle in the following calendar year. Notwithstanding anything to the contrary contained herein, in no event shall Sebastian Melluzzo, Kay Sandusky or Brett Wierwille be entitled to severance payments pursuant to this Section 6.10(b).

(c) Notwithstanding the foregoing, TCNB shall, conditioned upon the occurrence of the Effective Time, take the following actions on or prior to the Effective Date:

(i) Terminate the Citizens National Bank of Southwestern Ohio 401(k) Plan (the “TCNB 401(k) Plan”) prior to the Effective Date, by resolution adopted by the TCNB Board, on terms reasonably acceptable to First Citizens; amend the TCNB 401(k) Plan to the extent necessary to (A) comply with all applicable laws to the extent not previously amended, and (B) provide for the allocation of all employer contributions, and the full vesting thereof, as of the termination date; make all non-discretionary matching contributions to the TCNB 401(k) Plan in cash for the period January 1, 2014, through the plan’s termination date; and notify TCNB 401(k) Plan participants of its termination prior to the Effective Date.

(ii) Pay to employees of TCNB in cash (less applicable federal, state and local tax withholding) the amount of (A) any accrued but unused vacation through the earlier of the Effective Date or December 31, 2014, (B) any sick pay which has been carried over from a prior year to the then-current year at the rate of 50%, and (C) with respect to employees of TCNB who are terminated and do not become employees of First Citizens, a prorated portion of any accrued but unused vacation and sick pay for 2015.

(d) Except as set forth herein, TCNB shall take all action requested by First Citizens prior to the Effective Time to terminate or amend any of the TCNB Compensation and Benefit Plans to be effective at or immediately before the Effective Time, subject to and to the extent permitted by the terms of such plans, and consistent with honoring all existing employment contracts.

(e) For purposes of this Section 6.10, “employees of TCNB” shall include employees of TCNB or National Bank and “employees of First Citizens” shall include employees of First Citizens or any of its Subsidiaries.

6.11 Notification of Certain Matters. Each of TCNB, First Citizens and Merger Corp. shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of TCNB, on the one hand, and First Citizens and Merger Corp., on the other hand, each of First Citizens, Merger Corp. and TCNB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

6.13 Consents. Each of First Citizens, Merger Corp. and TCNB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14 Insurance Coverage. TCNB shall use commercially reasonable efforts to cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.15 Correction of Information. Each of First Citizens, Merger Corp. and TCNB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.16 Confidentiality. Except for the use of information in connection with any governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of TCNB, on the one hand, and First Citizens and Merger Corp., on the other hand, pursuant to the terms of this Agreement shall be kept in strictest confidence. TCNB, First Citizens and Merger Corp. agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. TCNB, First Citizens and Merger Corp. agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of TCNB, on the one hand, or First Citizens and Merger Corp., on the other hand, to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, TCNB, First Citizens and Merger Corp. agree to return all copies of the Information provided to the other promptly.

6.17 Regulatory Matters. First Citizens, TCNB and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by TCNB or National Bank with, or a commitment letter, board resolution or similar submission by TCNB or National Bank to, or supervisory letter from any Regulatory Authority to TCNB or National Bank, to the satisfaction of such Regulatory Authority.

6.18 Indemnification; Directors’ and Officers’ Liability Insurance.

(a) For a period of six (6) years after the Effective Time, First Citizens shall indemnify each Person who served as a director or officer of TCNB on or before the Effective Time to the fullest extent permitted pursuant to the TCNB Governing Documents as of the date of this Agreement, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of TCNB; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

(b) First Citizens shall purchase a policy of Directors’ and Officers’ Liability Insurance (“D&O Policy”) to be effective for a period of three (3) years beginning on the Effective Date, on terms no less advantageous than those contained in TCNB’s existing officers’ and directors’ liability insurance policy (“Current TCNB D&O Policy”); provided, however, that First Citizens shall not be required to pay an annual premium for the D&O Policy that is in excess of 150% of the annual premium currently paid for the Current TCNB D&O Policy, which is $15,902; provided further, however, that if such amount is insufficient to procure the D&O policy, First Citizens shall purchase as much comparable insurance as can be obtained for such amount.

ARTICLE VII

Conditions to Consummation of the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of First Citizens, Merger Corp. and TCNB to consummate the Merger is subject to the fulfillment or written waiver by First Citizens, Merger Corp. and TCNB prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of the shareholders of TCNB.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the First Citizens Board reasonably determines would be, either before or after the Effective Time, reasonably likely to have a Material Adverse Effect on First Citizens and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the First Citizens Board reasonably determines would be, either before or after the Effective Time, unduly burdensome.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

7.02 Conditions to Obligation of TCNB. The obligation of TCNB to consummate the Merger is also subject to the fulfillment or written waiver by TCNB prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of First Citizens and Merger Corp. set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and TCNB shall have received a certificate, dated the Effective Date, signed on behalf of First Citizens and Merger Corp. by the chief executive officer and the chief financial officer of First Citizens, to such effect.

(b) Performance of Obligations of First Citizens. First Citizens and Merger Corp. shall have performed in all material respects all obligations required to be performed by First Citizens and Merger Corp. under this Agreement at or prior to the Effective Time, and TCNB shall have received a certificate, dated the Effective Date, signed on behalf of First Citizens and Merger Corp. by the chief executive officer and the chief financial officer of First Citizens, to such effect.

(c) Directors’ and Officers’ Liability Insurance. First Citizens shall have purchased the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(d) Payment of Merger Consideration. First Citizens shall have delivered to the Exchange Agent cash in the amount of the aggregate Merger Consideration at or prior to the Effective Time in accordance with Section 3.02(a), and the Exchange Agent shall provide TCNB with a certificate evidencing such delivery.

(e) No Material Impairment. From the date of this Agreement, there shall have not occurred any change, condition or development that, individually or in the aggregate, would reasonably be expected to materially impair the ability of either First Citizens or TCNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the ability of either First Citizens or TCNB to consummate the Merger and the other transactions contemplated by this Agreement.

(f) Consulting Agreement. Citizens Bank shall have entered into the Consulting Agreement, substantially in the form attached hereto as Exhibit C, with Sebastian Melluzzo.

7.03 Conditions to Obligation of First Citizens and Merger Corp.. The obligation of First Citizens and Merger Corp. to consummate the Merger is also subject to the fulfillment or written waiver by First Citizens prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of TCNB set forth in this Agreement shall be true and correct, subject to Sections 5.01 and 5.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and First Citizens and Merger Corp. shall have received a certificate, dated the Effective Date, signed on behalf of TCNB by the chief executive officer and the chief financial officer of TCNB, to such effect.

(b) Performance of Obligations of TCNB. TCNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Citizens and Merger Corp. shall have received a certificate, dated the Effective Date, signed on behalf of TCNB by the chief executive officer and the chief financial officer of TCNB, to such effect.

(c) Cancellation Agreements. First Citizens shall have received from each holder of an Outstanding Option an executed and legally binding agreement pursuant to which each such option is cancelled and terminated in exchange for the cash payment provided by Section 3.03.

(d) Consents. TCNB shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have or be reasonable likely to have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(e) Dissenters’ Rights. The holders of not more than 5% of the outstanding TCNB Common Shares shall have perfected dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

(f) FIRPTA Certification. First Citizens shall have received an affidavit, under penalties of perjury, executed on behalf of TCNB and dated as of the Effective Date, certifying that the TCNB Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

(g) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any federal, state or local government authority with respect to any real estate owned by TCNB or National Bank, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to First Citizens or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(p) of this Agreement disclosed in a Phase I report shall have been remedied by TCNB to the reasonable satisfaction of First Citizens.

(h) No Material Adverse Effect. From the date of this Agreement, there shall have not occurred any Material Adverse Effect on TCNB, or any change, condition or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on TCNB.

(i) Financial Tests. As of the month end immediately preceding the month in which the Effective Time occurs, the Closing Consolidated Book Value (as defined below) of TCNB shall be not less than $11,700,000. “Closing Consolidated Book Value” shall mean TCNB’s consolidated tangible net worth, as calculated in accordance with generally accepted accounting principles, after adding back the following amounts: (i) all legal, accounting and investment adviser fees and costs incurred and accrued by TCNB in connection with the Merger and this Agreement prior to the Effective Date, in an amount not to exceed $1,500,000; (ii) any and all severance payments made by TCNB or National Bank to any executive officers, directors or employees of TCNB or National Bank in connection with the Merger; and (iii) any fluctuations resulting from unrealized gains or losses on securities from August 1, 2014 through the month end immediately preceding the month in which the Effective Time occurs.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of First Citizens and TCNB, if the Board of Directors of each so determines by vote of a majority of its members.

(b) Breach. At any time prior to the Effective Time, by First Citizens or TCNB upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of its members, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay. At any time prior to the Effective Time, by First Citizens or TCNB upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of its members, in the event that the Merger is not consummated by June 30, 2015, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By TCNB or First Citizens upon written notice to the other party, if its Board of Directors so determines by a vote of a majority of its members, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the TCNB shareholders fail to adopt this Agreement at the TCNB Meeting.

(e) Payment Pursuant to Section 6.05. Upon a payment made to First Citizens in accordance with Section 6.05, this Agreement shall automatically terminate without further act or action by either TCNB or First Citizens or liability on either part.

8.02 Effect of Termination; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder, except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

ARTICLE IX

Miscellaneous

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.16 and 6.18 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03, 6.04(c), 6.04(d), 6.05(b), 6.16, 8.02, and this Article IX which shall survive such termination).

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the TCNB Meeting, this Agreement may not be amended if such amendment would violate the OGCL or the federal securities laws.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that all fees to be paid to Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by First Citizens.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to TCNB, to:

TCNB Financial Corp.

29 W. Whipp Road

Dayton, Ohio 45459

Attention:    Sebastian Melluzzo, President

and Chief Executive Officer

With a copy to:

Michael S. Sadow, Esq.

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W.

Suite 100

Washington, D.C. 20007

If to First Citizens or Merger Corp., to:

First Citizens Banc Corp

100 East Water Street

Sandusky, Ohio 44870

Attention:    James O. Miller, President

and Chief Executive Officer

With a copy to:

First Citizens Banc Corp

100 East Water Street

Sandusky, Ohio 44870

Attention:    James E. McGookey,

Executive Vice President and

General Counsel

and

Anthony D. Weis, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street, P.O. Box 1008

Columbus, Ohio 43216-1008

9.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

TCNB FINANCIAL CORP.

By
	Name:	Sebastian J. Melluzzo
	Title:	President and CEO

FIRST CITIZENS BANC CORP

By
	Name:	James O. Miller
	Title:	President and CEO

FC MERGER CORP.

By
	Name:	James O. Miller
	Title:	President

EXHIBIT A

FORM OF MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is entered into to be effective as of             , 2014, by and between The Citizens Banking Company, an Ohio state-chartered bank located at 100 East Water Street, Sandusky, Ohio 44870 (“Citizens Bank”), and The Citizens National Bank of Southwestern Ohio, a national banking association located at 29 W. Whipp Road, Dayton, Ohio 45459 (“National Bank”). Citizens Bank and National Bank are hereinafter sometimes collectively referred to as the “Constituent Banks”.

R E C I T A L S :

WHEREAS, the authorized capital stock of Citizens Bank consists of 300,000 shares of common stock, par value of $20.00 per share, all of which are issued and outstanding and are owned of record by First Citizens Banc Corp, an Ohio corporation (“First Citizens”);

WHEREAS, the authorized capital stock of National Bank consists of 5,000,000 shares of common stock, par value of $1.00 per share, of which 660,000 shares are issued and outstanding and are owned of record by TCNB Financial Corp, an Ohio corporation (“TCNB”);

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated as of September 10, 2014 (the “Parent Merger Agreement”), by and among TCNB, First Citizens and FC Merger Corp., an Ohio corporation and wholly-owned subsidiary of First Citizens (“Merger Corp.”), subject to certain conditions set forth in the Parent Merger Agreement, Merger Corp. will be merged with and into TCNB, followed immediately by the merger of the surviving corporation with and into First Citizens (collectively, the “Parent Merger”);

WHEREAS, upon the consummation of the Parent Merger, National Bank will become a wholly-owned subsidiary of First Citizens;

WHEREAS, immediately following the consummation of the Parent Merger, National Bank will be merged with and into Citizens Bank in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Boards of Directors of Citizens Bank and National Bank have authorized and approved this Agreement by resolutions duly adopted by them;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, it is hereby agreed by the parties hereto that the terms of the Merger, and the mode of carrying the Merger into effect, shall be as follows:

ARTICLE I

The Merger

Section 1.01. At the Effective Time (as defined in Section 4.01 below), National Bank shall merge with and into Citizens Bank under the state banking charter of Citizens Bank (the “Merger”). Citizens Bank shall be the continuing and surviving bank in the Merger (hereinafter referred to as the “Surviving Bank”), and shall be the only one of the Constituent Banks to continue its separate corporate existence after the Effective Time.

Section 1.02. The name of the Surviving Bank shall be “The Citizens Banking Company.”

Section 1.03. The principal office of the Surviving Bank shall be located at 100 East Water Street, Sandusky, Ohio 44870.

Section 1.04. The purpose or purposes of the Surviving Bank shall be as set forth in the Articles of Incorporation of Citizens Bank as in effect immediately before the Effective Time.

Section 1.05. The authorized capital of the Surviving Bank shall consist of 300,000 shares of common stock, par value of $20.00 per share.

Section 1.06. The Articles of Incorporation and Code of Regulations of Citizens Bank as in effect immediately before the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Bank until amended in accordance with law.

Section 1.07. On and after the Effective Time and until changed in accordance with law, the number of directors of the Surviving Bank shall be thirteen (13) and shall include each of the directors of Citizens Bank immediately prior to the Effective Time, each of whom shall serve until the next annual meeting or until such time as their successors have been duly elected and qualified.

Section 1.08. On and after the Effective Time and until changed in accordance with law, each individual who is an officer of Citizens Bank immediately prior to the Effective Time shall be an officer of the Surviving Bank holding the same office as held with Citizens Bank immediately prior to the Effective Time.

ARTICLE II

Conversion and Cancellation of Shares

Section 2.01. At the Effective Time and as a result of the Merger, automatically and without any further act of Citizens Bank, National Bank, or the holders of Citizens Bank or National Bank shares, the following shall occur:

(a)	Each share of common stock of National Bank that is issued and outstanding immediately prior to the Effective Time shall be extinguished and cease to exist, and shall not be converted into shares of the Surviving Bank or the right to receive cash or any other property; and

(b)	Each common share of Citizens Bank that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall constitute one common share of the Surviving Bank.

ARTICLE III

Effects of the Merger

Section 3.01. On and after the Effective Time and as a result of the Merger, the separate existence of National Bank shall cease; provided, however, that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the Surviving Bank, the officers of the respective Constituent Banks shall execute, acknowledge and deliver such instruments and do such acts.

Section 3.02. The status of Citizens Bank as an Ohio state-chartered member bank shall be unaffected by the Merger. Citizens Bank shall continue after the Effective Time subject to the statutory and administrative controls to which it was subject before the Effective Time.

Section 3.03. On and after the Effective Time, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights and credits, owned by the Constituent Banks, or which would inure to any of them, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the Surviving Bank, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Constituent Banks before the Merger, and the Surviving Bank shall be deemed to be and shall be a continuation of the entity and identity of Citizens Bank on and after the Effective Time.

Section 3.04. All of the rights and obligations of the Constituent Banks shall remain unimpaired, and the Surviving Bank shall succeed to all of such rights and obligations and the duties and liabilities connected therewith. Title to any real estate or any interest therein vested in any Constituent Bank shall not revert or in any way be impaired by reason of the Merger. Any claim existing, or action or proceeding pending, by or against any Constituent Bank may be prosecuted to judgment with right of appeal, as if the Merger had not taken place, or the Surviving Bank may be substituted in its place.

Section 3.05. On and after the Effective Time, all the rights of creditors of each Constituent Bank shall be preserved unimpaired, and all liens on the property of any Constituent Bank shall be preserved unimpaired, on only the property affected by any such lien immediately prior to the Effective Time.

Section 3.06. By way of example of the effect of the provisions of this Article III and without limiting the generality of any other provision of this Article III, on and after the Effective Time, all deposit accounts of National Bank shall be deemed issued in the name of the Surviving Bank in accordance with applicable regulations.

ARTICLE IV

Effective Time

Section 4.01. The Merger shall become effective at the date and time specified in the Certificate of Merger filed with the Ohio Secretary of State with respect to the Merger (the “Effective Time”); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) the Parent Merger shall have been consummated; (b) the sole shareholders of Citizens Bank and National Bank shall have each adopted and approved this Agreement; (c) the Merger shall have been approved by the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions (the “Division”) and any other regulatory authority required to approve the Merger under applicable law; (d) all applicable regulatory waiting periods shall have expired; and (e) a Certificate of Merger with respect to the Merger shall have been executed and delivered to the Division and filed by the Division with the Ohio Secretary of State.

ARTICLE V

Miscellaneous

Section 5.01. This Agreement may be amended at any time prior to the Effective Time by an agreement in writing executed in the same manner as this Agreement.

Section 5.02. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by the mutual action of the Boards of Directors of Citizens Bank and National Bank. This Agreement shall terminate automatically upon the termination of the Parent Merger Agreement in accordance with its terms.

Section 5.03. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Constituent Banks have caused this Merger Agreement to be duly executed by their authorized officers as of the day and year first above written.

ATTEST:	THE CITIZENS BANKING COMPANY

By:	By:
Name:	Name:
Title:	Title:

ATTEST:	THE CITIZENS NATIONAL BANK OF SOUTHWESTERN OHIO

By:	By:
Name:	Name:	Sebastian J. Melluzzo
Title:	Title:	President and CEO

EXHIBIT B

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of September     , 2014, by and among First Citizens Banc Corp, an Ohio corporation (“First Citizens”), and the undersigned shareholders (collectively, the “Shareholders”) of TCNB Financial Corp., an Ohio corporation (“TCNB”).

WHEREAS, the Shareholders collectively own                  common shares, without par value, of TCNB (such common shares, together with all shares of TCNB which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, First Citizens, FC Merger Corp., an Ohio corporation and wholly-owned subsidiary of First Citizens (“Merger Corp.”), and TCNB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Merger Corp. will merge with and into TCNB pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, First Citizens, Merger Corp. and TCNB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1 Voting Agreement. The Shareholders hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of TCNB, however called, and in any action by consent of the shareholders of TCNB, they shall vote their Shares: (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between TCNB or any of its Subsidiaries and any person or entity other than First Citizens or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TCNB under the Merger Agreement or that would result in any of the conditions to the obligations of TCNB under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director or fiduciary of TCNB or National Bank with respect to any matter.

ARTICLE 2

Representations and Warranties

Each of the Shareholders hereby represents and warrants to First Citizens as follows:

2.1 Authority Relative to this Agreement. Each of the Shareholders has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.

ARTICLE 3

Additional Covenants

3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of First Citizens, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Miscellaneous

4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that First Citizens shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	FIRST CITIZENS BANC CORP

By:
[Name]	Name:
Title:

[Name]

[Name]

[Name]

[Name]

[Name]

Exhibit A to Voting Agreement

Name	Common Shares

Total

EXHIBIT C

FORM OF CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made by and between The Citizens Banking Company (“Citizens”) and Sebastian J. Melluzzo (“Consultant”).

In consideration of the premises and the mutual covenants and conditions contained herein, the parties agree as follows:

1. Services. Citizens retains Consultant, as an independent consultant to provide the following services in the Dayton, Ohio geographical area (the “Market Area”):

(a)	Consultant will provide advice and consultation regarding Citizens’ lending, credit and special asset administration efforts in the Market Area and will make any appropriate recommendations for improving those efforts;

(b)	Consultant will attempt to identify and secure lending and wealth management opportunities for Citizens and will assist Citizens in developing strategies to attract loan, deposit and wealth management customers;

(c)	Consultant will provide introductions of Citizens’ officers and employees to potential customers;

(d)	Consultant will recommend and will assist Citizens in identifying personnel appropriate for employment, including personnel to represent Citizens in lending, credit and wealth management functions within the Market Area;

(e)	Subject to his availability, Consultant will participate in interviews of potential lending, credit and wealth management personnel; and

(f)	Consultant will attempt to generate goodwill in the Market Area on behalf of Citizens.

As requested by Citizens, Consultant will provide periodic feedback and verbal reports related to his progress and will offer his recommendations regarding the subjects of his services. Consultant shall have control over and responsibility for the manner and methods by which he accomplishes the tasks described herein. Notwithstanding his responsibility to provide the services described, he will not be subject to the direction or control of Citizens with respect to his day-to-day activities.

Each of Citizens and Consultant reasonably anticipate that the level of bona fide consulting services to be provided by Consultant under this Agreement will permanently decrease to no more than 20% of the average level of bona fide services performed by Consultant with respect to TCNB Financial Corp. (“TCNB”) and its subsidiaries over the 36-month period immediately preceding the commencement of the Term of this Agreement as set forth in Section 2 below. As a result, Citizens and Consultant agree that Consultant shall be deemed to have a “separation from service” (as defined in Treasury Regulation §1.409A-1(h)) from TCNB and its subsidiaries as of the effective date of the merger of FC Merger Corp. with and into TCNB (the “Merger”) in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of September 10, 2014, by and among TCNB, FC Merger Corp. and First Citizens Banc Corp. (the “Merger Agreement”)

2. Term. This Agreement shall commence on the effective date of the Merger and continue for a period of three (3) years thereafter (the “Term”). In the event that the Merger Agreement is terminated and the Merger is abandoned for any reason, this Agreement shall automatically become null and void upon such termination of the Merger Agreement and abandonment of the Merger.

3. Compensation. During the Term, and in consideration for the covenants and obligations of Consultant contained in Sections 1, 8 and 9 of this Agreement, Citizens shall compensate Consultant at the rate of Seventy-Five Thousand Dollars ($75,000.00) per year, which shall be paid in equal monthly installments on the first business day of each month.

4. Expenses. During the Term, Citizens will provide Consultant with the use of the 2014 Lexus vehicle that is presently in his possession. At the end of the Term, Citizens will transfer to Consultant title to that vehicle. Citizens shall reimburse Consultant for the monthly dues for membership in Dayton Country Club, Dayton, Ohio and for his other out-of-pocket expenses that are reasonable, ordinary and appropriate for the performance of his duties under this Agreement. Consultant shall submit any reports and/or documentation reasonably requested by Citizens to verify and support a request for reimbursement of expenses.

5. Termination. Citizens shall have the right to terminate this Agreement for Cause (as defined herein) immediately upon written notice to Consultant. “Cause” shall consist of any one or more of the following:

(a)	Inability or failure of Consultant to perform his duties;

(b)	Any dishonesty or defalcation by Consultant whether it occurred in securing this Agreement or in performing his duties;

(c)	Any employment, activity or circumstance which Citizens reasonably deems to be in conflict with Consultant’s duties or to present a risk of injury or harm to Citizens;

(d)	Consultant’s breach of or failure to comply with any provision or term of this Agreement; or

(e)	Consultant’s performance of any act, or bad faith failure to take any action which detrimentally affects Citizens’ interest or Consultant’s ability to perform his duties.

If this Agreement is terminated, then Citizens shall not be obligated to make any payment due under this Agreement after the date of the termination.

6. Return of Property. Upon the termination of this Agreement for any reason, Consultant will immediately surrender to Citizens, in good condition, the books, accounts, records, memoranda, keys, equipment, computer disks, computer passwords, any credit cards and any other property or information of any nature, tangible or intangible, which are in Consultant’s possession or under his control and which belong to Citizens. In the event that any of such items are not returned, Citizens shall have the right to recover such property or, at Citizens’ sole option, the replacement costs of such items, plus all proper and reasonable costs, attorneys’ fees and expenses incurred in searching for, taking, removing, and recovering such property or its value or replacement cost.

7. Independent Contractor. Consultant is providing his services as an independent contractor and is not an employee of Citizens for any purpose whatsoever. Consultant acknowledges and agrees that Citizens will not withhold taxes from his compensation, that he will be responsible for all self-employment and any other taxes due upon his compensation and that he will not be eligible for any benefits provided by Citizens for its employees.

8. Confidentiality. Consultant agrees that all knowledge or information concerning Citizens’ business operations, business plans, finances, financial products, customers, marketing and interest-setting policies and the names and financial information concerning all persons or entities that do business with Citizens, except information which is now or hereafter becomes part of the public domain through no fault of Consultant, constitute “Confidential Information” of Citizens. Consultant agrees that he shall not divulge or disclose any Confidential Information of Citizens and shall not use Confidential Information of Citizens for his benefit or to the detriment of Citizens. Consultant will take appropriate precautions to protect against unauthorized access to or use of Confidential Information, including any Confidential Information that could result in substantial harm to any customer of Citizens. Such measures shall be sufficient to satisfy the requirements of the Gramm-Leach-Bliley Act and the Interagency Guidelines Establishing Information Security Standards. Consultant will take appropriate actions to address incidents of unauthorized access to Citizens’ Confidential Information, including notification to Citizens as soon as possible of any such incident. Consultant will return to Citizens all Confidential Information upon the earlier of (a) the receipt of a request from Citizens or (b) the termination of this Agreement.

9. Restrictive Covenants. Consultant acknowledges that, in rendering services for Citizens, he will be exposed to confidential information about products, business and customers of Citizens. As a result, Consultant acknowledges that it would be unfair for him to compete or engage in the activities restricted by this Section 9 of the Agreement and that the restrictions are reasonable and necessary to protect the legitimate business interests of Citizens. Therefore, during the Term and for a period of one (1) year after the termination for any reason of this Agreement, whether as a result of expiration of the Term, for Cause, or voluntary termination by Consultant (whether or not such constitutes a breach), the Consultant agrees that:

(a)	Consultant shall not, within fifty (50) miles of any business location of Citizens, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to, or in competition with, the activities of Citizens in offering financial services, investment products, or trust services.

(b)	Consultant shall not, directly or indirectly, solicit, encourage, entice or induce any of the employees of Citizens to terminate his or her employment relationship with Citizens.

(c)	Except on behalf of Citizens, Consultant shall not, directly or indirectly, solicit, attempt to solicit, or call on any customer of Citizens, or induce or attempt to induce any such customer to curtail, divest or cancel any potential business with Citizens.

(d)	Consultant shall not, directly or indirectly, otherwise interfere with any business or customer relationship of Citizens.

10. Survival, Independent Construction and Remedies. The covenants and obligations of Consultant contained in Sections 8 and 9 of this Agreement shall survive any termination of this Agreement. They are of the essence of this Agreement and shall be construed as independent of any other provisions of this Agreement. The existence of a claim or cause of action of Consultant against Citizens, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Citizens of those covenants and provisions. Consultant acknowledges that a breach of any of the provisions of Sections 8 or 9 will cause continuing and irreparable harm to Citizens for which it would not be compensated adequately by money damages. Consultant agrees that, in the event of an actual or threatened breach, in addition to any other remedies available to it, Citizens should be entitled to immediate and permanent injunctions to prevent Consultant from such activity without the necessity of posting bond or other security.

11. Assignment. Consultant’s rights and obligations under this Agreement are personal and are not transferable by assignment or otherwise, and any attempt to do so shall be void. Citizens’ rights and obligations under this Agreement are assignable if such assignment is related to the sale or transfer of substantially all of the assets of Citizens.

12. Notice. All notices, requests, demands or instructions may, or, when required by this Agreement, shall, be in writing and delivered in person or sent by certified mail (or regular mail if the certified mail is returned unclaimed) postage prepaid and addressed as follows:

TO CITIZENS:	The Citizens Banking Company
100 E. Water Street
Sandusky, Ohio 44870
Attn: James O. Miller

With a copy to:	Legal Department
The Citizens Banking Company
100 E. Water Street
Sandusky, Ohio 44870

TO CONSULTANT:	Sebastian J. Melluzzo
380 Highland Terrace
Kettering, OH 45429

A notice shall be effective upon the actual receipt of it, except in the case of notice by regular mail, which shall be deemed effective three (3) days after it is delivered to the U.S. Postal Service. Either party may, by notice to the other, change its or his address for the purpose of any future notice to that party.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in a manner that is effective and valid under applicable law, but, if any provision of this Agreement is held to be invalid, illegal, or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of the invalidity, illegality, or unenforceability in that jurisdiction. The remainder of this Agreement, and the application of the provisions to other persons and circumstances in other jurisdictions, shall not be affected thereby, and the intent of the parties as set forth herein shall be enforced to the fullest extent permitted by law. The parties shall attempt to replace any invalid provision with a legally valid provision which follows the original intent of the parties as closely as possible.

14. Titles and Captions. All titles and captions are for convenience only, and do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

15. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may requires.

16. Waiver or Modification. No provisions of this Agreement may be waived, changed, modified or discharged orally but only by an agreement in writing signed and executed by the party against whom enforcement of any waiver, change, modification or discharge is sought. No delay on the part of any party in the exercise of any rights or remedy shall operate as a wavier thereof. The failure of either party to insist in any one or more instances, upon the performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

17. Entire Agreement. This Agreement contained the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the within subject matter. There are no representations, agreements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. Notwithstanding the foregoing, the parties agree that Section 10 of the employment agreement between Consultant, TCNB Financial Corp., and The Citizens National Bank of Southwestern Ohio continues to apply.

18. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement this      day of September 2014.

SIGNED AND ACKNOWLEDGED IN THE PRESENCE OF:	CITIZENS:
The Citizens Banking Company

By:
Witness	James O. Miller, CEO

Witness

CONSULTANT:

Witness	Sebastian J. Melluzzo

Witness